Corporate Affairs 77 Beale Street, P.O. Box 770000 San Francisco, CA 94177 1-415-973-5930	Exhibit 99.1

FOR IMMEDIATE RELEASE	February 21, 2012

PG&E CORPORATION ELECTS VETERAN GAS EXECUTIVE
FRED J. FOWLER TO BOARD OF DIRECTORS

(San Francisco) – PG&E Corporation (NYSE:PCG) today announced the election of 40-year natural gas industry veteran Fred J. Fowler, 65, to its Board of Directors and to the Board of Pacific Gas and Electric Company. Fowler is the retired President and CEO of Spectra Energy Corp., formerly Duke Energy Gas. He is currently Chairman of the Board of Spectra Energy Partners, which owns extensive natural gas assets including more than 3,100 miles of transmission and gathering pipeline. Fowler’s election will be effective March 1, 2012.
“As one of the natural gas industry’s most knowledgeable and experienced senior leaders, Fred is an ideal addition to our Boards,” said Tony Earley, PG&E Corporation Chairman, CEO and President. “Safety and operational excellence are the Boards’ top focus at PG&E. Fred’s wealth of expertise further strengthens the leadership our Boards are providing in these critical areas.”
“I look forward to working closely with fellow directors and PG&E’s executives as the company continues to take action to make PG&E’s gas operations the safest and most reliable in the country,” said Fowler.
Prior to leading Spectra Energy’s successful spin-off from Duke Energy, Fowler served as President and Chief Executive Officer of Duke Energy Gas. He joined Duke in 1985 as general manager of predecessor Panhandle Trading Company (PTC) and subsequently rose through a number of senior positions with the company and its affiliated pipeline businesses.
He was appointed President of Trunkline Gas Co. in 1991 and Corporate Vice President of Marketing for PanEnergy Corp. in 1992. Fowler became President of Texas Eastern Transmission Corp. in 1994 and Group Vice President for PanEnergy in 1996. In 1997, he became Group President of Energy Transmission for Duke Energy. He was appointed President and Chief Operating Officer of Duke Energy in 2002. He became President and CEO of Duke
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Energy Gas in 2006. In 2007, Fowler became President and CEO of Spectra Energy and oversaw the company’s spin-off from Duke Energy.
Previously, Fowler was President of Wynn-Fowler Trading Co., Senior Vice President of Gulf States Oil & Refining, and Vice President of Natural Gas Liquids Supply for Enterprise Products Co. He began his energy business career in 1968 with Conoco Inc.
Fowler serves on the board of Encana Corp., a leading North American natural gas producer. He previously served as vice chairman for TEPPCO Partners from March 1998 to February 2003, and as chairman of DCP Partners from April 2007 to January 2009. He also served on the board of DCP Midstream from March 2000 to January 2009.
Fowler holds a bachelor’s degree in finance from Oklahoma State University at Stillwater.

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